PRICING SUPPLEMENT NO. 125
--------------------------
(To Prospectus dated October 24, 1996 and
Prospectus  Supplement  dated October 24, 1996)
                                                          Rule 424(b)(3)
                                  $60,000,000         Registration Statement
                                                           No. 33-64237
                                     [LOGO]

                            Ford Motor Credit Company
                   7% Redeemable Notes due September 17, 2012

                                   ----------

     The 7% Redeemable Notes due September 17, 2012 (the "Notes") are part of a series of Medium-Term Notes Due from 9 Months to 30 Years from Date of Issue of Ford Motor Credit Company ("Ford Credit") described in the accompanying Prospectus and Prospectus Supplement. Interest on the Notes will be payable monthly in arrears on the 15th day of each month, commencing September 15, 1997, at a per annum rate equal to 7%. The Notes will mature on September 17, 2012 and will be subject to redemption prior to maturity at the option of Ford Credit, in whole only, on September 15, 2001 at a price equal to 100% of the principal amount thereof plus accrued interest thereon. The Notes will be issued in book-entry form through the facilities of The Depository Trust Company in minimum denominations of $1,000 and integral multiples thereof.

     See "Certain Risk Factors" on page PS-3 of the Pricing Supplement for certain risks that should be considered in connection with an investment in the Notes offered hereby.

                                   ----------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PRICING SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS AND PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                   ----------

     The Notes will be sold to the public at varying prices related to prevailing market prices as determined by the several Underwriters at the time of sale. The net proceeds to Ford Credit, before deducting expenses, if any, payable by Ford Credit, will be 97.75% of the principal amount of Notes offered hereby, or $58,650,000 in the aggregate. See "Supplemental Plan of Distribution" herein.

     The Notes are offered by the several Underwriters, subject to prior sale, when, as and if issued to and accepted by them and subject to certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the Notes will be made in book-entry form through the facilities of The Depository Trust Company on or about August 29, 1997.

                                   ----------

Merrill Lynch & Co.
            Smith Barney Inc.
                           PaineWebber Incorporated
                                         Legg Mason Wood Walker
                                              Incorporated
                                                              Piper Jaffray Inc.

                                   ----------

            The date of this Pricing Supplement is August 18, 1997.

                              AVAILABLE INFORMATION

     Ford Motor Credit Company ("Ford Credit") and Ford Motor Company ("Ford") are subject to the informational requirements of the Securities Exchange Act of 1934 and in accordance therewith file reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following Regional Offices of the Commission: 7 World Trade Center, 13th Floor, New York, New York 10048 and Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding Ford and Ford Credit (http://www.sec.gov). Such reports and other information concerning Ford Credit and Ford can also be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005, and The American Stock Exchange, Inc., 86 Trinity Place, New York, New York 10006, on which certain of Ford Credit's debt securities are listed.

      Ford Credit has filed with the Commission a Registration Statement under the Securities Act of 1933 with respect to its Debt Securities described in the accompanying Prospectus, including the Notes. This Pricing Supplement and the accompanying Prospectus and Prospectus Supplement do not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto, certain portions of which have been omitted pursuant to the rules and regulations of the Commission. The information so omitted may be obtained from the Commission's principal office in Washington, D.C. upon payment of the fees prescribed by the Commission.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     Ford Credit's Annual Report on Form 10-K for the year ended December 31, 1995, Ford Credit's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996, June 30, 1996 and September 30, 1996 and Ford Credit's Current Reports on Form 8-K dated January 5, 1996, January 24, 1996, February 6, 1996, April 17, 1996, September 10, 1996, September 23, 1996, September 30, 1996 and October 16, 1996 are incorporated in the accompanying Prospectus and Prospectus Supplement by reference. All documents filed by Ford Credit pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of the accompanying Prospectus and Prospectus Supplement and prior to the termination of the offering of the Notes shall be deemed to be incorporated therein by reference and to be a part thereof from the date of filing such documents. Such reports include, and such documents may include, information concerning Ford, as well as Ford Credit.

     Ford Credit undertakes to provide without charge to each person to whom a copy of this Pricing Supplement and the accompanying Prospectus and Prospectus Supplement have been delivered, on the written or oral request of any such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference other than exhibits to such documents. Written or telephonic requests for such documents should be directed to Ford Motor Credit Company, The American Road, Dearborn, Michigan 48121, Attention:
Public Affairs Department (Telephone 313-594-1096).

                                   ----------

     Information relating to the Notes offered hereby may be obtained from Merrill Lynch, Pierce, Fenner & Smith Incorporated by calling 1-800-MERRILL.

                              CERTAIN RISK FACTORS

      This Pricing Supplement does not describe all of the risks of an investment in the Notes. Ford Credit and the Underwriters disclaim any responsibility to advise prospective investors of such risks as they exist at the date of this Pricing Supplement or as they change from time to time. Prospective investors should consult their own financial and legal advisors as to the risks entailed by an investment in the Notes and the suitability of investing in the Notes in light of their particular circumstances. Prospective investors should be able to bear the redemption and other risks relating to an investment in the Notes.

      Ford Credit may be expected to redeem the Notes on the Redemption Date specified below if prevailing interest rates on the Redemption Date are anticipated to be lower than the rate borne by the Notes. Upon any such redemption, registered holders (and beneficial owners) of the Notes generally will not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as the interest rate on the Notes. Accordingly, prospective investors should consider the related reinvestment risk in light of other investments available at the time of an investment in the Notes.

      The ability of Ford Credit to redeem the Notes at its option is likely to affect the market value of the Notes. In particular, as the Redemption Date approaches, the market value of the Notes generally will not rise substantially above the redemption price because of such optional redemption feature.

                        SUPPLEMENTAL DESCRIPTION OF NOTES

      The following description of the particular terms of the Notes offered hereby supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the Medium-Term Notes Due from 9 Months to 30 Years from Date of Issue as set forth and described in the accompanying Prospectus and Prospectus Supplement, to which description reference is hereby made.

      The 7% Redeemable Notes due September 17, 2012 (the "Notes") are Fixed Rate Notes (as defined in the accompanying Prospectus Supplement) and are part of a series of Medium-Term Notes Due from 9 Months to 30 Years from Date of Issue of Ford Credit described in the accompanying Prospectus and Prospectus Supplement. Interest on the Notes will be payable monthly in arrears on the 15th day of each month (each, an "Interest Payment Date"), commencing September 15, 1997, at a per annum rate equal to 7%, to the persons in whose names the Notes are registered at the close of business on the first day of the applicable month (each, a "Regular Record Date").

     The Notes will mature on September 17, 2012. However, prior to maturity, the Notes will be subject to redemption at the option of Ford Credit, in whole only, on September 15, 2001 (the "Redemption Date"), upon not less than 30 nor more than 60 days' prior written notice in the manner provided in the Indenture (as defined in the accompanying Prospectus), at a price equal to 100% of the principal amount thereof plus accrued interest thereon.

      Interest rates on issuances offered by Ford Credit with respect to its Medium-Term Notes Due from 9 Months to 30 Years from Date of Issue may differ depending on, among other things, the aggregate principal amount purchased in any single transaction.

      The Notes will be issued in book-entry form through the facilities of The Depository Trust Company in minimum denominations of $1,000 and integral multiples thereof. Except as otherwise provided in the accompanying Prospectus Supplement, owners of beneficial interests in Notes issued in book-entry form will not be entitled to have Notes registered in their names, will not receive or be entitled to receive physical delivery of Notes in definitive form and will not be considered the owners or holders thereof under the Indenture. For a description of The Depository Trust Company and the terms of the depositary arrangements relating to payments, transfers, redemptions, notices and other matters, see "Description of Notes--Book-Entry Notes" in the accompanying Prospectus Supplement.

                        SUPPLEMENTAL PLAN OF DISTRIBUTION

      Subject to the terms and conditions set forth in the Terms Agreement, dated August 18, 1997, and the Sales Agency Agreement, dated October 24, 1996, Ford Credit has agreed to sell to each of the Underwriters named below (the
"Underwriters"), and each of the Underwriters, for whom Merrill Lynch, Pierce, Fenner & Smith Incorporated is acting as representative, has severally agreed to purchase, the respective principal amount of the Notes set forth opposite its name below at a price equal to 97.75% of the principal amount thereof:

                                                        Principal Amount
                Underwriter                                 of Notes
                -----------                             ----------------
   Merrill Lynch, Pierce, Fenner & Smith
                Incorporated.......................       $27,000,000
   Smith Barney Inc................................        15,000,000
   PaineWebber Incorporated........................         8,000,000
   Legg Mason Wood Walker, Incorporated............         5,000,000
   Piper Jaffray Inc...............................         5,000,000
                                                          -----------
                Total..............................       $60,000,000
                                                          ===========

     The Underwriters have advised Ford Credit that they propose to offer the Notes from time to time for sale, in negotiated transactions or otherwise, at prices determined at the time of sale. The Underwriters may effect such transactions by selling Notes to or through dealers and such dealers may receive compensation in the form of underwriting discounts, concessions or commissions from an Underwriter, in an amount not to exceed 2% of the principal amount of such Notes. The Underwriters and any dealers that participate with the Underwriters in the distribution of the Notes may be deemed to be "underwriters" within the meaning of the Securities Act of 1933 (the "Securities Act"), and any discounts or commissions received by them and any profit on the resale of Notes by them may be deemed to be underwriting compensation.

      Ford Credit has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act. See "Plan of Distribution" in the accompanying Prospectus and Prospectus Supplement.

================================================================================
   No dealer, salesperson or other individual has been authorized to give any information or to make any representations other than those contained or incorporated by reference in this Pricing Supplement, the Prospectus or the Prospectus Supplement in connection with the offer made by this Pricing Supplement, the Prospectus and the Prospectus Supplement and, if given or made, such information or representations must not be relied upon as having been authorized by Ford Credit or the Underwriters. Neither the delivery of this Pricing Supplement, the Prospectus or the Prospectus Supplement nor any sale made hereunder or thereunder shall under any circumstances create an implication that there has not been any change in the affairs of Ford Credit since the date hereof or thereof. This Pricing Supplement, the Prospectus and the Prospectus Supplement do not constitute an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

                                   ----------
                               TABLE OF CONTENTS
                                                                            Page
                                                                            ----
                               Pricing Supplement
Available Information....................................................   PS-2
Incorporation of Certain Documents
  by Reference...........................................................   PS-2
Certain Risk Factors.....................................................   PS-3
Supplemental Description of Notes........................................   PS-3
Supplemental Plan of Distribution........................................   PS-4

                              Prospectus Supplement
Description of Notes.....................................................    S-2
Special Provisions Relating to Foreign
  Currency Notes.........................................................   S-11
Foreign Currency Risks...................................................   S-13
United States Taxation...................................................   S-14
Plan of Distribution.....................................................   S-23

                                   Prospectus
Available Information....................................................      2
Incorporation of Certain Documents
  by Reference...........................................................      2
Information Concerning Ford Credit.......................................      3
Information Concerning Ford..............................................      3
Use of Proceeds..........................................................      4
Description of Debt Securities...........................................      4
Plan of Distribution.....................................................      9
Legal Opinions...........................................................     10
Experts..................................................................     10

                                   $60,000,000

                                     [LOGO]

                            Ford Motor Credit Company

                               7% Redeemable Notes
                             due September 17, 2012

                               ------------------
                               PRICING SUPPLEMENT
                               ------------------
                               Merrill Lynch & Co.
                                Smith Barney Inc.
                            PaineWebber Incorporated
                             Legg Mason Wood Walker
                                  Incorporated
                               Piper Jaffray Inc.

                                 August 18, 1997

================================================================================